FOURTH AMENDMENT
TO
MANAGEMENT AGREEMENT
This FOURTH AMENDMENT TO MANAGEMENT AGREEMENT (this “Amendment”) dated as of March 31, 2019, is entered into between TEEKAY TANKERS LTD., a corporation formed under the laws of the Republic of The Marshall Islands (the “Company”), and TEEKAY SHIPPING LTD., a company formed under the laws of the Bermuda (the “Manager”) as successor by merger to TEEKAY TANKERS MANAGEMENT SERVICES LTD.
RECITALS
A.    The Company and the Manager, as successor by merger to Teekay Tankers Management Services Ltd. are parties to the Management Agreement dated as of December 18, 2007, as amended and supplemented by the First Amendment to Management Agreement dated as of May 7, 2009 and the Second Amendment to Management Agreement dated as of September 21, 2010, the Third Amendment to Management Agreement dated as of January 1, 2011 and the Addendum to Management Agreement dated as of March 23, 2016 (as amended or supplemented, the “Agreement”), pursuant to which the Company engaged the Manager to provide, directly or indirectly, certain commercial, technical, administrative and strategic services with respect to the Company's vessels and its business.
B.    The Company and the Manager desire to further amend the Agreement as set forth herein.
C.    Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Amendment to Agreement
The Company and the Manager hereby modify and amend the Agreement, with effect given to such modifications and amendments as of March 31, 2019 by deleting Section 8.2 in its entirety and by replacing it with the following:

“8.2    Invoicing
The Manager shall, in good faith, determine the expenses related to the Management Services that are allocable to the Company Group in any reasonable manner determined by the Manager as follows:
(a)    Administrative and Strategic Services
With respect to the Administrative and Strategic Services, the Manager shall provide to the Company on or before the first day of each quarter of the Company’s fiscal year, an invoice for the all estimated Costs and Expenses to be incurred in a given quarter (plus a reasonable profit mark-up), which shall be payable by the Company in three equal installments on the 15th day (or next business day) of each month of the quarter. The Manager shall maintain the records of all Costs and Expenses incurred, including any invoices, receipts and supplementary materials as are necessary or proper for the settlement of accounts between the Parties. Within 30 days of the end of the quarter, the Manager will provide the Company with a statement of actual Costs and Expenses incurred in connection with providing Administrative Services and Strategic Services during the quarter (plus a reasonable profit mark-up), and the parties will promptly settle any adjustment required to true-up the quarter-end statement with the amount of installments paid to that date, unless such amounts are being disputed in accordance with this Agreement.
(b) Commercial Services and Technical Services
With respect to the Commercial Services and Technical Services, the Manager shall provide to the Company on a quarterly basis an invoice for the Commercial Management Services Fee and fee for Technical Services, and the Company shall pay such invoices within thirty (30) days of receipt, unless the invoice is being disputed in accordance with this Agreement.”
2.    Effect on Agreement
Except as specifically amended and modified by this Amendment, the terms and provisions of the Agreement remain unchanged and in full force and effect. All references in the Agreement or otherwise to the Agreement shall hereinafter refer to the Agreement as amended and modified by this Amendment.
3.    Miscellaneous
(a)    This Amendment is governed exclusively by, and is to be enforced, construed and interpreted exclusively in accordance with, English law, which is deemed to be the proper law of the Amendment.
(b)    The descriptive headings contained in this Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.
(c)    This Amendment may be executed in counterparts, all of which together shall constitute one agreement binding on the parties hereto.

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IN WITNESS WHEREOF, this Fourth Amendment to Management Agreement has been duly executed by the parties hereto as of the date first written above.

TEEKAY TANKERS LTD.
By: /s/ Edith Robinson
Name: Edith Robinson
Title: Secretary

TEEKAY SHIPPING LTD.

By: /s/ Edith Robinson
Name: Edith Robinson
Title: Secretary

Amendment to Management Agreement